UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Rush Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	74-1733016 (IRS Employer Identification No.)

555 IH-35 South, Suite 500

New Braunfels, Texas 78130

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A Common Stock, par value $0.01 per share	Nasdaq Texas, LLC
Class B Common Stock, par value $0.01 per share	Nasdaq Texas, LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A

Securities registered pursuant to Section 12(g) of the Act: N/A

EXPLANATORY NOTE

This registration statement on Form 8-A is being filed by Rush Enterprises, Inc., a Texas corporation (the “Company”), in connection with the dual listing of the Company’s Class A common stock, par value $0.01 per share and Class B common stock, par value $0.01 (collectively, the “Common Stock”), with Nasdaq Texas, LLC (“Nasdaq Texas”), under the ticker symbols “RUSHA” and “RUSHB,” respectively. The Company’s Common Stock is currently listed on the Nasdaq Global Select Market tier of The Nasdaq Stock Market LLC, under the ticker symbols “RUSHA” and “RUSHB.”

Item 1.	Description of Registrant’s Securities to be Registered.

The description of the Company’s Common Stock, as set forth in Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission on February 25, 2026, is incorporated herein by reference.

The Company expects the listing and trading of the Common Stock on Nasdaq Texas to commence on July 1, 2026, under the ticker symbols “RUSHA” and “RUSHB.”

Item 2.	Exhibits.

Pursuant to the Instructions as to exhibits for Form 8-A, no exhibits are required to be filed because no other securities of the Company are registered on Nasdaq Texas and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

RUSH ENTERPRISES, INC.

Dated: June 30, 2026	By:	/s/ Michael Goldstone
Michael Goldstone
Senior Vice President, General Counsel and Corporate Secretary